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                                                                     EXHIBIT 8.1

November 7, 2002


Board of Directors
United Community Bancorp
Post Office Box 1907
Hickory, North Carolina 28603

Board of Directors
Community Bancshares, Inc.
Post Office Box 2368
North Wilkesboro, North Carolina 28659


Gentlemen:

You have requested the opinion of Dixon Odom PLLC ("Dixon Odom") regarding certain federal income tax consequences resulting from two proposed transactions. In the first proposed transaction, Community Bancshares, Inc. ("Community"), a bank holding company, will merge with and into United Community Bancorp ("United"), a bank holding company, (the "Merger"), whereupon the separate existence of Community will cease. Community shareholders will be permitted to elect to receive, subject to certain limitations described in the Agreement and Plan of Merger, either United stock, a specified amount of cash with respect to each share of their Community stock or a combination of United stock and cash. In the second proposed transaction, occurring as soon as reasonably practicable after the Merger, Northwestern National Bank, ("Northwestern"), a wholly-owned subsidiary of Community, will merge with and into Catawba Valley Bank, ("Catawba"), a wholly-owned subsidiary of United, (the "Bank Merger"), whereupon the separate existence of Northwestern will cease.

You have submitted for our consideration:

     .    certain representations as to the proposed transactions;

     . a copy of the Agreement and Plan of Merger by and between United Community Bancorp and Community Bancshares, Inc. dated August 2, 2002 (the "Merger Agreement"); and,

     . a copy of the Interagency Bank Merger Application, Pursuant to Section 1828(c) of the Federal Deposit Insurance Act, filed with the Federal Deposit Insurance Corporation ("FDIC") on August 19, 2002 (the Merger Agreement and the Interagency Bank Merger Application, collectively being the "Documents").

Except for the Documents, we have not reviewed other legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the description of the steps in the Documents. Any changes to such Documents may adversely affect the analysis provided herein.

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In addition, we have assumed that United, and Community will report the Merger and Bank Merger on their respective federal income tax returns in a manner consistent with the opinions set forth herein and otherwise comply with all applicable reporting provisions of the Internal Revenue Code of 1986, as amended (the Code) and Treasury Regulations (the Regulations) promulgated thereunder. No ruling has been or will be sought from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger.

FACTS WITH RESPECT TO THE MERGER

United is a registered bank holding company organized under the laws of the State of North Carolina, validly existing and in good standing under the laws of the State of North Carolina and has requisite corporate power and authority to carry on its business as now being conducted. United is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, would not have a materially adverse effect on the businesses, properties, assets, financial condition or results of operations of United.

United's authorized capital stock consists of two classes. It has authorized 9,000,000 shares of common stock, $1.00 par value, of which 2,738,681 were issued and outstanding at July 31, 2002 ("United Stock"). United also has authorized 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.

All outstanding shares of United Stock are validly issued, fully paid, generally not assessable and not subject to preemptive rights. Except for the United Community Bancorp 1996 Incentive Stock Option Plan and the stock options granted thereunder, the United Community Bancorp 1997 Nonqualified Stock Option Plan for Directors and the stock options granted thereunder, the United Community Bancorp FGB Stock Option Plan and the stock options granted thereunder, the United Community Bancorp FGB 1999 Nonstatutory Stock Option Plan and the stock options granted thereunder, and the United Community Bancorp FGB 1999 Incentive Stock Option Plan and the stock options granted thereunder, United does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of United Stock or any other securities of United, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of United Stock or any other securities of United, or (iii) plan, agreement or other arrangement pursuant to which shares of United Stock or any other securities of United, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

United has three wholly-owned subsidiaries, Catawba, First Gaston Bank of North Carolina and Valley Financial Services, Inc. Catawba is a North Carolina banking corporation. Catawba is organized under the laws of the State of North Carolina, validly existing and in good standing under the laws of the State of North Carolina and has requisite corporate power and authority to carry on its business as now being conducted. All of the shares of outstanding capital stock of Catawba are owned of record and beneficially, free and clear of all security interests and claims by United. Catawba is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, would not have a materially adverse effect on the businesses, properties, assets, financial condition or results of operations of Catawba.

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Community is a registered bank holding company organized under the laws of the
State of North Carolina, validly existing and in good standing under the laws of the State of North Carolina and has requisite corporate power and authority to carry on its business as now being conducted. Community is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, would not have a materially adverse effect on the businesses, properties, assets, financial condition or results of operations of Community.

Community's authorized capital stock consists of two classes. It has authorized 10,000,000 shares of common stock, $3.00 par value per share, of which 1,631,402 shares were issued and outstanding at July 31, 2002 ("Community Stock"). It also has authorized 1,000,000 shares of preferred stock, $6.00 par value, of which no shares are issued and outstanding.

All outstanding shares of Community Stock are validly issued, fully paid, nonassessable and not subject to preemptive rights. Except for the Community Option Plan and the stock options granted thereunder, Community does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Community Stock or any other securities of Community, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Community Stock or any other securities of Community, or (iii) plan, agreement or other arrangement pursuant to which shares of Community Stock or any other securities of Community or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

Community has two wholly owned subsidiaries, Northwestern and Community Mortgage Corporation. Northwestern is a national banking association. Northwestern is organized under the laws of the United States of America, validly existing and in good standing under the laws of the United States of America and has requisite corporate power and authority to carry on its business as now being conducted. All of the shares of outstanding capital stock of Northwestern are owned of record and beneficially, free and clear of all security interests and claims by Community. Northwestern is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, would not have a materially adverse effect on the businesses, properties, assets, financial condition or results of operations of Northwestern.

For valid corporate business purposes, pursuant to the Merger Agreement and at the Effective Time (as that term is defined in the Merger Agreement), Community will merge with and into United, with United as the surviving entity. As soon as reasonably practicable thereafter, Northwestern will merge with and into Catawba, with Catawba as the surviving entity, thereby completing the Merger and Bank Merger.

United, as the surviving corporation in the Merger and Catawba, as the surviving corporation in the Bank Merger, intend that following the Merger and Bank Merger they shall be subject to taxation as corporations under the Code.

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The Merger Agreement provides that at the Effective Time, as that term is defined in the Merger Agreement, each outstanding share of Community Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Community, United or any of their subsidiaries, which shall be canceled, and for dissenting shares) automatically will be converted into the right to receive either: (A) $21.00 in cash, without interest; (B) a number of shares of United Stock as determined by the Exchange Ratio; or (C) 30% of the cash amount set forth in clause (A) and a number of shares of United Stock equal to 70% of the amount set forth in clause (B), (the "Merger Consideration"). The Exchange Ratio shall be equal to the quotient obtained by dividing $21.00 by the average closing price of United Stock over the twenty trading days ending on the third trading day prior to the closing of the Merger.

As provided in the Merger Agreement, however, United is not necessarily bound by the shareholders' elections, but rather can allocate to Community shareholders a different mix of consideration. 70% of the total number of shares of Community Stock outstanding at the Effective Time to be converted into Merger Consideration, shall be converted into United Stock and the remaining shares of Community Stock outstanding at the Effective Time to be converted into Merger Consideration shall be converted into cash.

No fractional shares of United Stock will be issued in connection with the Merger. Instead, each Community shareholder who would otherwise be entitled to receive a fraction of a share of United Stock shall receive cash in an amount equal to the fraction of a share of United Stock that otherwise would be received in the Merger, multiplied by the market value of one share of United Stock at the Effective Time.

In the event United changes the number of shares of United Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

Community will not make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue (except pursuant to the exercise of options heretofore granted and outstanding under the Community Option Plan), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action. Community will not declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, other than normal and customary cash dividends per quarter paid in such amounts and at such times as Community historically has paid with respect to Community Stock and which shall not exceed $0.025 per share, or be paid more frequently than once per calendar quarter.

Under Article 13 of the North Carolina Business Corporation Act, Community shareholders will have dissenter's rights in connection with the Merger. Shareholders who properly exercise their dissenter's rights will be entitled to receive a payment for the appraised value of their shares in accordance with Sections 55-13-20 through 55-13-28 of the North Carolina General Statutes.

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The Merger has been approved by the Boards of Directors of United and Community, is subject to shareholder approval of the shareholders of United and Community, and is subject to the receipt of regulatory approval from appropriate parties, including the FDIC, and the North Carolina Banking Commission.

In addition to the foregoing statement of facts, the following representations have been made by United and Community, as applicable, to Dixon Odom in connection with the Merger. Dixon Odom has not independently verified the completeness and accuracy of any of the following representations. Dixon Odom is relying on these representations in rendering the opinion contained herein.

REPRESENTATIONS WITH RESPECT TO THE MERGER:

         (a) The facts relating to the Merger, pursuant to the Merger Agreement, as described in the Merger Documents, are accurate, true, correct and complete in all material respects. The copies of the Merger Agreement and Documents provided to us are accurate and the signatures genuine. The Merger will be consummated in accordance with the Merger Agreement and shareholders of United and Community must approve of the Merger.

         (b) Community will merge with and into United under the applicable laws of North Carolina.

         (c) The laws of any state other than North Carolina will not be applicable to the Merger.

         (d) United and Community will each be treated as a corporation under the laws of the State of North Carolina.

         (e) The fair market value of United Stock and other consideration received by each shareholder of Community will be approximately equal to the fair market value of Community Stock surrendered in the exchange.

         (f) Neither United, Community, nor any subsidiary or related person has any plan or intention to reacquire any of the United shares issued in the Merger or to acquire any share of Community prior to the Merger or the Bank Merger.

For purposes of this representation, two persons are "related" if the persons are corporations and either immediately before or immediately after a transaction are members of the same "affiliated group." "Affiliated group" for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent company through ownership comprising at least 80 percent of the voting power of each corporation and 80 percent of the value of each corporation's shares. In addition, "related person" includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation or, (b) when a person in control of each of two corporations sells shares of one controlled corporation to the other corporation. For these purposes, "control" means the ownership of shares possessing at least 50 percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions, which attribute ownership between corporations and their five-percent or more shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an acquisition by a partnership, each partner shall be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner's interest in the partnership.

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         (g) United has no plan or intention to sell or otherwise dispose of any of the assets of Community acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C). (Unless otherwise stated, all "Section" and "Treas. Reg." references herein are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.)

(h) The liabilities of Community assumed by United, and the liabilities to which the transferred assets of Community are subject, were incurred by Community in the ordinary course of its business.

(i) Following the Merger, United will continue the historical business of Community or use a significant portion of the historic business assets of Community in a business.

         (j) United, Community, and the shareholders of Community will pay their respective expenses, if any, incurred in connection with the Merger.

(k) There is no intercorporate indebtedness existing between United and Community that was issued, acquired, or will be settled at a discount.

(l) No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(III) and (IV).

(m) On the date of the Merger, the fair market value of the assets of Community transferred to United will equal or exceed the sum of the liabilities assumed by United, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (n) Community is not under the jurisdiction of a court in a Title 11 or 0similar case within the meaning of Section 368(a)(3)(A).

         (o) None of the compensation received by any shareholder-employees of Community will be separate consideration for, or allocable to, any of their shares of Community Stock; none of the shares of United Stock received by any shareholder-employee of Community will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Community will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (p) The distribution of cash proceeds to Community shareholders in lieu of fractional shares of United will be made solely for the purpose of avoiding the expense and inconvenience to United of issuing fractional shares and does not represent separately bargained for consideration. The fractional share interests of each Community shareholder will be aggregated, and no Community shareholder will receive cash in an amount equal to or greater than the value of one full share of United Stock.

(q) To the extent any shares of United Stock are issued pursuant to the Merger, 70% of the value of the consideration received by Community shareholders (except for shares which shall be canceled, and for dissenting shares) will be United Stock.

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(r) The Merger will satisfy all of the requirements of, and qualify as a statutory merger under the applicable state laws of North Carolina, and by operation of applicable state law, will result in United acquiring all the assets of Community and Community ceasing to exist as a separate entity.

REPRESENTATIONS WITH RESPECT TO THE BANK MERGER:

         (a) The facts relating to the Bank Merger, pursuant to the Merger Agreement, as described in the Merger Documents, are accurate, true, correct and complete in all material respects. The copies of the Merger Agreement and Documents provided to us are accurate and the signatures genuine. The Bank Merger will be consummated in accordance with the Merger Agreement.

         (b) Northwestern will merge with and into Catawba under the applicable laws of North Carolina.

         (c) The laws of any state other than North Carolina will not be applicable to the Bank Merger.

         (d) Northwestern and Catawba will each be treated as a corporation under the laws of the State of North Carolina.

         (e) Neither United nor Catawba has any plan or intention to sell or otherwise dispose of any of the assets of Northwestern acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

         (f) In the Bank Merger, Northwestern will merge with and into Catawba, with Catawba being the survivor. At the time of the Bank Merger, United will be the sole shareholder of Northwestern and Catawba. As the sole shareholder, United will be indifferent as to whether it receives actual shares of Catawba stock in exchange for its stock in Northwestern as a result of the Bank Merger, as it will continue to be the sole shareholder of Catawba. For this reason, Catawba will not actually issue additional shares of its stock in consideration for the assets of Northwestern in the Bank Merger as such an issuance would be a meaningless gesture.

         (g) The adjusted tax basis of the assets of Northwestern transferred to Catawba will equal or exceed the sum of the liabilities assumed by Catawba, plus the amount of liabilities, if any, to which the transferred assets are subject.

(h) The liabilities of Northwestern assumed by Catawba, and the liabilities to which the transferred assets of Northwestern are subject, were incurred by Northwestern in the ordinary course of its business.

         (i) Following the Bank Merger, Catawba will continue the historical business of Northwestern or use a significant portion of the historic business assets of Northwestern in a business.

         (j) Northwestern and Catawba will pay their respective expenses, if any, incurred in connection with the Bank Merger.

(k) There is no intercorporate indebtedness existing between Northwestern and Catawba that was issued, acquired, or will be settled at a discount.

(l) No two parties to the Bank Merger are investment companies as defined in
         Section 368(a)(2)(F)(III) and (IV).

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(m) On the date of the Bank Merger, the fair market value of the assets of
         Northwestern transferred to Catawba will equal or exceed the sum of the liabilities assumed by Catawba, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (n) Northwestern is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

         (o) None of the compensation received by any shareholder-employees of Northwestern will be separate consideration for, or allocable to, any of their shares of Community Stock; none of the shares of United Stock received by any shareholder-employee of Northwestern will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Northwestern will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

(p) The Bank Merger will satisfy all of the requirements of, and qualify as a statutory merger under the applicable state laws of North Carolina, and by operation of applicable state law, will result in Catawba acquiring all the assets of Northwestern and Northwestern ceasing to exist as a separate entity.

(q) Prior to the Bank Merger, United will be in control of Catawba within the meaning of Section 368(c), wherein "control" is defined to mean the ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote and at least 50 percent of the total number of shares of all other classes of the corporation.

(r) Catawba will not issue additional shares of its common stock following the transaction that would result in United losing control of Catawba within the meaning of Section 368(c).

(s) United has no plan or intention to reacquire any of its common stock constructively issued in the Bank Merger.

OPINIONS

Based solely on the Documents, the above facts and representations and subject to the scope of the opinions below, it is the opinion of Dixon Odom that:

With respect to the Merger:

         (1) Provided the Merger constitutes a statutory merger under applicable state law, the Merger will constitute a tax-free reorganization within the meaning of section 368(a).

         (2) United and Community will each be a party to the reorganization within the meaning of Section 368(b).

         (3) No gain or loss will be recognized by United upon the receipt of the assets of Community, a party to the reorganization, subject to its liabilities, in exchange for cash and its common stock in the Merger. Section 1032(a); Treas. Reg. Section 1.1032-1.

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         (4) Community shareholders who receive United Stock and cash in lieu of fractional shares in exchange for their shares of Community Stock will not recognize gain or loss as a result of the receipt of United Stock. Section 354(a)(1). However, the cash received in lieu of fractional shares will be subject to taxation as described in item 7 below.

         (5) Gain, if any, will be recognized by Community shareholders who receive both United Stock and cash in exchange for their Community Stock pursuant to the Merger. Such recognized gain will be limited to an amount not in excess of the amount of cash received. Section 356(a). If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a)), then the amount of gain recognized that is not in excess of the shareholder's ratable amount of undistributed earnings and profits will be treated as a dividend, but the excess, if any, will continue to be treated as gain from the exchange of property. Section 356(a)(2). The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth in COMMISSIONER v. CLARK, 489 U.S. 726 (1989). Rev. Rul. 93-61, 1993-2 C.B. 118. Loss, if any, will not be recognized by Community shareholders who receive both United Stock and cash in exchange for their Community Stock pursuant to the Merger. Section 356(c).

         (6) Community shareholders who receive solely cash for their Community Stock, or receive cash by exercising their dissenter's rights, will be treated as having received the cash as a distribution in redemption of their Community Stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, the shareholder owns no beneficial interest in United either directly or through the application of the constructive ownership rules of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment for the shareholder's Community Stock, as provided in Section 302(a) of the Code.

         (7) The payment of cash in lieu of fractional share interests of United Stock will be treated as if the fractional share interests of United Stock were distributed as part of the Merger to the Community shareholder and then redeemed by United. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests and any gain will be subject to taxation. Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

         (8) The basis of a share of United Stock received by a shareholder of Community (including any fractional share interests to which they may be entitled) will be the same as the basis in Community Stock surrendered in the exchange therefore decreased by the amount of money received and increased by the amount of any gain recognized (including gain treated as a dividend).
Section 358(a)(1).

         (9) The holding period of a share of United Stock received by a shareholder of Community (including any fractional share interests to which they may be entitled) will include the shareholder's holding period of Community Stock which was exchangedfor it, provided that Community Stock is held as a capital asset in the hands of the shareholder of Community on the date of the Merger. Section 1223(1).

         (10) No gain or loss will be recognized by Community upon the deemed distribution of United Stock and cash to Community shareholders in the Merger, pursuant to Section 361(c).

         (11) No gain or loss will be recognized by Community upon the transfer of its assets, subject to its liabilities, to United in the Merger. Sections 357(a) and 361(a).

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         (12) The basis of the assets of Community in the hands of United will be the same, in each instance, as the basis of such assets in the hands of Community immediately prior to the Merger. Section 362(b).

         (13) The holding period of the assets of Community in the hands of United will include, in each instance, the period during which such assets were held by Community immediately prior to the Merger. Section 1223(2).

         (14) Community will close its taxable year as of the date of the Merger. United will not close its taxable year merely because of the Merger.
Section 381(b); Treas. Reg. Section 1.1502-75(d).

         (15) For purposes of Section 381, United will be the acquiring corporation in the Merger. Treas. Reg. Section 1.381(a)-1(b)(2). Thus, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384, and the regulations thereunder, United will succeed to and take into account the items of Community described in Section 381(c), 381(a) and Treas. Reg. Section 1.381(a)-1.

         With respect to the Bank Merger:

         (16) Provided the Bank Merger constitutes a statutory merger under applicable state law, the acquisition by Catawba of substantially all of the assets of Northwestern solely in constructive exchange for United Stock and the assumption by Catawba of the liabilities of Northwestern will constitute a tax-free reorganization under Section 368(a). Northwestern, United and Catawba will each be a party to the reorganization within the meaning of Section 368(b).

         (17) No gain or loss will be recognized by United or Catawba upon the receipt of the assets of Northwestern, a party to the reorganization, subject to its liabilities, in constructive exchange for United's stock in the Bank Merger.
Section 1032(a); Treas. Reg. Section 1.1032-2.

         (18) Northwestern will recognize no gain or loss on the transfer of its assets to Catawba in constructive exchange for United Stock and the assumption by Catawba of the liabilities of Northwestern. Sections 361(a) and 357(a).

         (19) The basis of the assets of Northwestern in the hands of Catawba will be the same, in each instance, as the basis of such assets in the hands of Northwestern immediately prior to the Bank Merger. Section 362(b).

         (20) The holding period of the assets of Northwestern in the hands of Catawba will include, in each instance, the period during which such assets were held by Northwestern immediately prior to the Bank Merger. Section 1223(2).

(21) The basis of the Catawba stock in the hands of United will be increased by an amount equal to the basis of Northwestern's assets in the hands of Catawba and decreased by the sum of the amount of the liabilities of Northwestern assumed by Catawba and the amount of liabilities to which the assets of Northwestern are subject Treas. Reg. Section 1.358-6(c)(1).

(22) Catawba will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Northwestern as of the date of the Bank Merger. Any deficit in the earnings and profits of Northwestern or Catawba will be used only to offset the earnings and profits accumulated after the date of the Bank Merger. Section 381(c); Treas. Reg. Section 1.381(c)(2)-1.

(23) Northwestern will close its taxable year as of the date of the Bank Merger. Catawba will not close its taxable year merely as a result of the Bank Merger. Section 381(b).

(24) Catawba will succeed to and take into account the items of Northwestern described in Section 381(c). Catawba will take these items into account subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 and regulations promulgated thereunder. Section 381(a); Treas. Reg. Section 1.381(a)-1.


                              SCOPE OF THE OPINIONS

The opinions contained herein are based upon the facts, assumptions and representations set forth in this letter, as well as the information contained in the Documents. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinions.

Our advice in this opinion letter is expressly limited to the conclusions specifically set forth herein under the heading OPINIONS. Dixon Odom expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above.

In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification. These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Sincerely,



Dixon Odom PLLC